Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 25, 2013

LEGGETT & PLATT REPORTS FIRST QUARTER EPS OF $.33

Carthage, MO, April 25, 2013 —

•	1Q EPS was $.33, a 10% increase versus the prior year

•	1Q sales were $936 million, 1% lower than in prior year

•	1Q EBIT margin increased to 8.5%, compared to 7.9% last year

•	Raised low end of guidance; 2013 EPS guidance now $1.55 - 1.75, on sales of $3.80 - 3.95 billion

Diversified manufacturer Leggett & Platt reported first quarter earnings per diluted share of $.33. In the first quarter of 2012, earnings were $.30 per share. First quarter 2013 earnings increased primarily as a result of cost improvements and favorable product mix in certain businesses.

First quarter 2013 sales were $936 million, a 1% (or $11 million) decrease versus the prior year. Same location sales declined 2%, due in significant part to lower rod mill trade sales. Unit volumes were essentially flat. Acquisitions improved sales by 1%.

CEO Comments

CEO David S. Haffner commented, “We are pleased with our start to 2013, and remain optimistic that we will continue to see longer-term benefits from ongoing consumer and housing market recoveries. EPS grew 10% versus the same quarter last year, and our EBIT margin increased by 60 basis points. These improvements occurred despite flat unit volume, which reflects the lack of overall market demand growth. First quarter EPS was impacted by 3 cents per share from an unusually high accrual for TSR-driven and other stock-based long-term incentive compensation plans; this primarily reflects the significant increase in stock price from $27 to $34 over the course of the quarter.

“Since 2007, our primary long-term financial goal has been to consistently rank in the top third of the S&P 500 companies for Total Shareholder Return (TSR1) as measured over rolling 3-year periods. For the three year period that began January 1, 2011, we have so far (over the last 28 months) generated annual average TSR of 24%, compared to 13% for the S&P 500 index. That TSR performance places us among the top 21% of S&P 500 companies, within our goal to be in the top third.

“We have continued to maintain our strong financial base. During the quarter we built our cash position in anticipation of the $200 million long-term debt repayment we made on April 1. At quarter’s end we had $500 million available under our existing commercial paper program. We ended the quarter with net debt to net capital at 29.6%, slightly below our long-term 30%-40% target range.”

Dividends and Stock Repurchases

In February, Leggett & Platt’s Board of Directors declared a $.29 first quarter dividend, one cent higher than last year’s first quarter dividend. Thus, 2013 marks the 42nd consecutive annual dividend increase for the company, with a compound annual growth rate of 13%. Only two other S&P 500 companies can claim as high a rate of dividend growth for as many years.

1 TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

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At yesterday’s closing share price of $33.38, the indicated annual dividend of $1.16 per share generates a yield of 3.5%, one of the highest dividend yields among the S&P 500 Dividend Aristocrats.

During the first quarter the company purchased 1.6 million shares of its stock, and issued 2.4 million shares. Approximately two-thirds of the stock issuance relates to employee stock option exercises in response to recent stock price improvement. The number of shares outstanding rose 0.8 million during the quarter, to 142.9 million.

2013 Outlook Narrowed

For 2013, Leggett & Platt now anticipates annual sales growth between 2% and 6%, resulting in sales of $3.80-3.95 billion, reflecting the company’s belief that the economy will improve modestly. The company increased the low end of its EPS guidance by $.05, and now projects 2013 EPS of $1.55-1.75, a 6% - 20% improvement compared to 2012’s Continuing Operations adjusted EPS of $1.46.2

Cash from operations should again exceed $350 million for the full year. Capital expenditures are expected to be no more than $100 million, and dividend payments should approximate $125 million, as the company previously accelerated the January 2013 dividend payment into December 2012.

As has been typical since 2007, after funding dividends and capital expenditures, any excess cash flow should be targeted toward acquisitions or stock repurchases. Management has standing authorization from the Board of Directors to repurchase up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established. The company expects during 2013 to issue approximately 4 million shares via employee benefit plans, given the high level of stock option exercises.

Over the last few years, Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, unit sales volumes can rebound appreciably without the need for large capital investment. As a result, the company has meaningful operating leverage that should significantly benefit future earnings as market demand rebounds.

SEGMENT RESULTS – First Quarter 2013 (versus the same period in 2012)

Residential Furnishings – Total sales decreased $6 million, or 1%, from reduced unit volumes. EBIT (earnings before interest and income taxes) increased $2 million, with the effect of lower sales more than offset by a $3 million gain related to a hurricane insurance claim, cost improvements, and favorable product mix in the U.S. Spring business unit.

Commercial Fixturing & Components – Total sales increased $1 million, or 1%. EBIT decreased $6 million due to the absence of last year’s $2 million divestiture gain, costs incurred for programs that ship in the second quarter, competitive pricing, and lower sales of office furniture components.

Industrial Materials – Total sales decreased $12 million, or 5%. Same location sales declined 7%, as slightly higher unit volumes were more than offset by reduced trade sales at the rod mill and price deflation in wire and rod. EBIT improved by $10 million, primarily due to the absence of last year’s $4 million of acquisition-related costs, cost improvements, and higher unit volume in certain businesses.

Specialized Products – Total sales increased $1 million, or 1%. EBIT declined $3 million, with the benefit from cost reductions and higher sales more than offset by a $5 million charge related to a patent infringement verdict.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, April 26. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

[2]	To aid investors’ awareness of basic operational profitability, 2012 adjusted EPS excludes $.22 in unusual tax benefits. Full year 2012 reported EPS was $1.70, including $.02 from Discontinued Operations.

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Second quarter results will be released after the market closes on Thursday, July 25, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 130-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 17 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	April 25, 2013

RESULTS OF OPERATIONS	FIRST QUARTER
(In millions, except per share data)	2013	2012	Change
Net sales (from continuing operations)	$936.0	$946.8	(1%)
Cost of goods sold	746.6	768.5

Gross profit	189.4	178.3
Selling & administrative expenses	107.7	97.9	10%
Amortization	5.7	6.2
Other expense (income), net	(3.6)	(0.4)

Earnings before interest and taxes	79.6	74.6	7%
Net interest expense	10.1	7.8

Earnings before income taxes	69.5	66.8
Income taxes	20.0	22.3

Net earnings	49.5	44.5
Less net income from non-controlling interest	(0.4)	(0.5)

Net earnings attributable to L&P	$49.1	$44.0	12%

Net earnings per diluted share	$0.33	$0.30	10%
Shares outstanding
Common stock (at end of period)	142.9	140.2
Basic (average for period)	145.9	143.6
Diluted (average for period)	148.0	145.1

CASH FLOW	FIRST QUARTER
(In millions)	2013	2012	Change
Net earnings	$49.5	$44.5
Depreciation and amortization	28.0	29.0
Working capital decrease (increase)	(71.9)	(26.8)
Asset Impairment	0.2	0.1
Other operating activity	18.2	18.3

Net Cash from Operating Activity	$24.0	$65.1	(63%)
Additions to PP&E	(19.8)	(17.6)
Purchase of companies, net of cash	(0.1)	(188.8)
Proceeds from asset sales	1.9	4.2
Dividends paid	0.0	(39.0)
Repurchase of common stock, net	(13.2)	(2.5)
Additions (payments) to debt, net	98.2	204.2
Other	(0.7)	(0.7)

Increase (Decr.) in Cash & Equiv.	$90.3	$24.9

FINANCIAL POSITION	31-Mar
(In millions)	2013	2012	Change
Cash and equivalents	$449.4	$261.2
Receivables	528.6	571.6
Inventories	502.5	473.3
Other current assets	44.2	44.1

Total current assets	1,524.7	1,350.2	13%
Net fixed assets	566.8	592.4
Held for sale	20.3	20.0
Goodwill and other assets	1,316.1	1,250.1

TOTAL ASSETS	$3,427.9	$3,212.7	7%

Trade accounts payable	$320.0	$298.2
Current debt maturities	201.4	2.5
Other current liabilities	271.2	325.4

Total current liabilities	792.6	626.1	27%
Long term debt	953.8	1,046.8	(9%)
Deferred taxes and other liabilities	241.6	196.6
Equity	1,439.9	1,343.2	7%

Total Capitalization	2,635.3	2,586.6

TOTAL LIABILITIES & EQUITY	$3,427.9	$3,212.7

LEGGETT & PLATT	Page 5 of 5	April 25, 2013

SEGMENT RESULTS	FIRST QUARTER
(In millions)	2013	2012	Change
External Sales
Residential Furnishings	$484.9	$490.6	(1.2%)
Commercial Fixturing & Components	114.6	113.2	1.2%
Industrial Materials	162.5	167.5	(3.0%)
Specialized Products	174.0	175.5	(0.9%)

Total	$936.0	$946.8	(1.1%)

Inter-Segment Sales
Residential Furnishings	$1.9	$2.0
Commercial Fixturing & Components	1.0	1.0
Industrial Materials	63.2	70.2
Specialized Products	12.7	9.8

Total	$78.8	$83.0

Total Sales
Residential Furnishings	$486.8	$492.6	(1.2%)
Commercial Fixturing & Components	115.6	114.2	1.2%
Industrial Materials	225.7	237.7	(5.0%)
Specialized Products	186.7	185.3	0.8%

Total	$1,014.8	$1,029.8	(1.5%)

EBIT
Residential Furnishings	$42.3	$40.2	5%
Commercial Fixturing & Components	1.6	7.2	(78%)
Industrial Materials	22.2	11.8	88%
Specialized Products	15.4	17.9	(14%)
Intersegment eliminations and other	(4.5)	(2.0)
Change in LIFO reserve	2.6	(0.5)

Total	$79.6	$74.6	7%

EBIT Margin [1]			Basis Pts
Residential Furnishings	8.7%	8.2%	50
Commercial Fixturing & Components	1.4%	6.3%	(490)
Industrial Materials	9.8%	5.0%	480
Specialized Products	8.2%	9.7%	(150)

Overall from Continuing Operations	8.5%	7.9%	60

LAST SIX QUARTERS	2011	2012				2013
Selected Figures	4Q	1Q	2Q	3Q	4Q	1Q
Trade Sales ($ million)	854	947	939	982	853	936
Sales Growth (vs. prior year)	7%	6%	(1%)	4%	(0%)	(1%)
EBIT ($ million)	13	75	86	105	76	80
EBIT Margin	1.5%	7.9%	9.2%	10.7%	8.9%	8.5%
Net Earnings - excludes discontinued oper. ($m)	9	44	65	66	74	49
Net Margin - excludes discontinued operations	1.0%	4.6%	6.9%	6.7%	8.7%	5.2%
EPS - continuing operations (diluted)	$0.06	$0.30	$0.43	$0.45	$0.50	$0.33
Cash from Operations ($ million)	127	65	81	95	209	24

Net Debt to Net Capitalization
Long term debt	833.3	1046.8	821.0	860.2	853.9	953.8
Current debt maturities	2.5	2.5	201.9	201.8	201.5	201.4
Less cash and equivalents	(236.3)	(261.2)	(254.5)	(264.9)	(359.1)	(449.4)

Net Debt	599.5	788.1	768.4	797.1	696.3	705.8

Total capitalization	2329.1	2586.6	2359.3	2450.2	2523.9	2635.3
Current debt maturities	2.5	2.5	201.9	201.8	201.5	201.4
Less cash and equivalents	(236.3)	(261.2)	(254.5)	(264.9)	(359.1)	(449.4)

Net Capitalization	2095.3	2327.9	2306.7	2387.1	2366.3	2387.3

Long Term Debt to Total Capitalization	35.8%	40.5%	34.8%	35.1%	33.8%	36.2%
Net Debt to Net Capital	28.6%	33.9%	33.3%	33.4%	29.4%	29.6%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.
Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	6%	7%	1%	2%	4%	(1%)
Commercial Fixturing & Components	(4%)	(8%)	(10%)	21%	(4%)	1%
Industrial Materials	18%	6%	(5%)	(8%)	(15%)	(7%)
Specialized Products	6%	6%	5%	2%	1%	1%
Overall from Continuing Operations	6%	4%	(2%)	3%	(2%)	(2%)

1 Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful